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                                     OCWEN

                 MANAGEMENT'S ASSERTION ON COMPLIANCE WITH USAP

March 25, 1998

As of and for the year ended December 31, 1997, Ocwen Federal Bank FSB (the "Bank") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Bank had in effect a fidelity bond and an errors and omissions policy in the combined amount of $10,000,000.


/s/Jay B. Goldman
Jay Goldman, Vice President


3/25/98
Date